EXHIBIT 28(a) 3 UNDER FORM N-1A

EXHIBIT 3(i) UNDER ITEM 601/REG. S-K

AMENDMENT #9

TO THE

RESTATED AND AMENDED DECLARATION OF TRUST

FEDERATED INCOME TRUST

Dated May 19, 2000

This Restated and Amended Declaration of Trust is amended as follows:

Strike Section 1 of Article I, and substitute in its place the following:

Section 1. Name. This Trust shall be known as the “Federated Government Income Trust”, and the Trustees may conduct the business of the Trust under that name or any other name as it may determine from time to time.

Strike subsection (b) from Section 2 of Article I, and substitute in its place the following:

Section 2. Definitions. Wherever used herein, unless otherwise required by the context or specifically provided:

(b) The "Trust" refers to Federated Government Income Trust;

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Restated and Amended Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 15th day of August, 2014, to become effective on November 3, 2014.

Witness the due execution this 15th day of August, 2014.

/s/ John F. Donahue	/s/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/s/ John T. Collins	/s/ Thomas M. O’Neill
John T. Collins	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ P. Jerome Richey
J. Christopher Donahue	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh

/s/ Peter E. Madden
Peter E. Madden